Exhibit 99.1

Herbalife Ltd. Announces Third Quarter 2014 Results

  Worldwide net sales grew 4 percent to $1.3 billion compared to $1.2 billion the prior year period
  Adjusted1 EPS increased 3 percent to $1.45 per diluted share compared to $1.41 per diluted share the prior year. Reported EPS of $0.13 per diluted share compared to $1.32 per diluted share in the prior year
  Excluding Venezuela, net sales and volume for the company increased 7 percent and 3 percent, respectively, compared to the same period in 2013
  Global expansion of marketing plan enhancements to improve productivity, activity and retention of our members, driving a more consistent and sustainable growth model

LOS ANGELES--(BUSINESS WIRE)--November 3, 2014--Herbalife Ltd. (NYSE: HLF) today reported third quarter net sales of $1.3 billion, reflecting an increase of 4 percent compared to the same period in 2013. Adjusted1 net income for the quarter was $125.1 million, or $1.45 per diluted share, compared to $152.1 million, or $1.41 per diluted share for the same period in 2013. On a reported basis, the company announced third quarter net income of $11.2 million, or $0.13 per diluted share, compared to $142.0 million, or $1.32 per diluted share for the same period in 2013.

Third quarter 2014 reported net income was negatively impacted by $139.5 million in pre-tax charges, or $0.97 per diluted share after tax, related to the remeasurement of Venezuelan Bolivar denominated assets and liabilities at the SICAD I and SICAD II rates, and $17.5 million in pre-tax charges, or $0.13 per diluted share after tax related to a legal reserve.

For the quarter that ended September 30, 2014, the company generated $101.9 million net operating cash flow, and purchases of property, plant and equipment in the period were $34.5 million.

Michael Johnson, chairman and CEO stated, “In the quarter we saw volume increases in two-thirds of our 91 countries, especially Russia and China. Excluding the impact of currency translation in Venezuela, the company had solid increases in both volume and net sales. We continue to implement initiatives that we believe will further strengthen our foundation and drive long-term improvements in activity, productivity and retention of our Sales Leaders. We are proud of our members’ ability to grow the business in the short term while embracing changes that we believe will enhance the long-term opportunity.”

_______________

1 See Schedule A – “Reconciliation of Non-GAAP Financial Measures” for more detail.

Mr. Johnson continued, “The changes we are applying globally, such as first order limits, have been tested in key markets and proven to drive positive results in terms of long term sustainable growth. China, Russia and parts of Europe are all great examples of markets that are stronger now than they were before we implemented such changes.

“While these initiatives may continue to moderate near-term volumes and sales growth, we know from our experience in those markets that have already adopted them, that they enhance the experience of our members and their customers, and position us for even greater future success. Our industry-leading Gold Standard consumer protections, changes designed to encourage our newest members to grow their businesses prudently, and a focus on growing a customer base of life-long customers all help our members become more productive and successful leaders. We know that these initiatives work, and coupled with the strength of our business model, the efficacy of our products and the power of our brand, will lead the company into its next phase of growth.”

Third Quarter 2014 Key Metrics2,3

Regional Volume Point and Average Active Sales Leader Metrics

	Volume Points (Mil)		Average Active Sales Leaders
Region	3Q'14	Yr/Yr % Chg	3Q'14	Yr/Yr % Chg
North America	303.0	(4%)	77,218	4%
Asia Pacific (ex. China)	304.5	3%	76,649	5%
EMEA	199.0	15%	59,668	18%
Mexico	218.7	(0%)	66,977	4%
South & Central America	204.4	(17%)	64,279	7%
China	120.7	24%	19,550	23%
Worldwide Total	1,350.3	0%	352,248	8%

Regional Net Sales and FX Impact

	Reported Net
	Sales (in	Growth/Decline	Growth/Decline
Region	thousands)	including FX	excluding FX
North America	$223,474	(2.3%)	(2.2%)
Asia Pacific (ex. China)	$297,896	4.9%	2.0%
EMEA	$204,428	12.5%	15.2%
Mexico	$143,927	1.9%	3.5%
South & Central America	$205,211	(14.9%)	(1.1%)
China	$181,228	32.6%	33.5%
Worldwide Total	$1,256,164	3.5%	6.3%

_______________

2 Supplemental tables that include additional business metrics can be found at http://www.ir.herbalife.com.

3 Worldwide Average Active Sales Leaders may not equal the sum of the Average Active Sales Leaders in each region due to the calculation being an average of Sales Leaders active in a period, not a summation, and the fact that some sales leaders are active in more than one region but are counted only once in the worldwide amount.

Outlook

Guidance for fourth quarter FY’14 includes an unfavorable impact from currency rates of approximately $0.31 compared to the prior year, inclusive of approximately $0.22 from Venezuela. Guidance for FY’15 includes a currency headwind of approximately $0.66, including approximately $0.45 from Venezuela.

Based on current business trends the company’s fourth quarter fiscal 2014 and full year fiscal 2015 guidance is as follows.

	Three Months Ending		Twelve Months Ending
	December 31, 2014		December 31, 2014
	Low	High	Low	High
Volume Point Growth vs 2013, ex. VZ	0.0%	3.0%	5.0%	6.0%
Volume Point Growth vs 2013	(3.0%)	0.0%	2.7%	3.5%
Net Sales Growth vs 2013	(8.0%)	(5.0%)	3.5%	4.3%
Currency Adjusted Net Sales Growth vs 2013	1.0%	4.0%	NA	NA
Diluted EPS, excluding items	$1.30	$1.40	$5.80	$5.90
Currency Adjusted EPS	$1.61	$1.71	NA	NA
Cap Ex ($ millions)	$52.0	$62.0	$170.0	$180.0
Effective Tax Rate	27.0%	29.0%	27.5%	29.5%
	Twelve Months Ending
	December 31, 2015
	Low	High
Volume Point Growth vs 2014	0.0%	3.0%
Net Sales Growth vs 2014	(1.0%)	2.0%
Currency Adjusted Net Sales Growth vs 2014	3.0%	6.0%
Diluted EPS	$5.45	$5.75
Currency Adjusted EPS	$6.10	$6.40
Cap Ex ($ millions)	$145.0	$165.0
Effective Tax Rate	27.0%	29.0%
Free Cash Flow ($ millions)	$470.0	$500.0

Guidance excludes the impact of expenses primarily related to legal and advisory services relating to the company’s ongoing business matters, expenses related to an FTC inquiry, and the impact of non-cash interest costs associated with the company’s Convertible Notes and the expenses incurred related to the effort to recover costs related to the reaudits that occurred last year. Forward guidance is based on the average daily exchange rates of the first two weeks of October. Included in the guidance is the use of the GAAP rate for Venezuela of 50 to 1 for the balance of the year and all of 2015 and excludes the potential impact of future devaluation of the Venezuelan Bolivar and future repatriation, if any, of existing cash balances in Venezuela.

Third Quarter 2014 Earnings Conference Call

Herbalife senior management will host an investor conference call to discuss its recent financial results and provide an update on current business trends on Tuesday, November 4, 2014 at 8 a.m. PST (11 a.m. EST).

The dial-in number for this conference call for domestic callers is (877) 317-1296 and (706) 634-5671 for international callers (conference ID 7788487). Live audio of the conference call will be simultaneously webcast in the investor relations section of the company's website at http://ir.herbalife.com.

An audio replay will be available following the completion of the conference call in MP3 format or by dialing (855) 859-2056 for domestic callers or (404) 537-3406 for international callers (conference ID 7788487). The webcast of the teleconference will be archived and available on Herbalife's website.

About Herbalife Ltd.

Herbalife Ltd. (NYSE:HLF) is a global nutrition company that sells weight-management, nutrition, and personal care products intended to support a healthy lifestyle. Herbalife products are sold in more than 90 countries through and to a network of independent members. The company supports the Herbalife Family Foundation and its Casa Herbalife program to help bring good nutrition to children. Herbalife's website contains a significant amount of information about Herbalife, including financial and other information for investors at http://ir.Herbalife.com. The company encourages investors to visit its website from time to time, as information is updated and new information is posted.

FORWARD-LOOKING STATEMENTS

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed or incorporated by reference in our filings with the Securities and Exchange Commission. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in our forward-looking statements include, among others, the following:

  our relationship with, and our ability to influence the actions of, our Members;
  improper action by our employees or Members in violation of applicable law;
  adverse publicity associated with our products or network marketing organization, including our ability to comfort the marketplace and regulators regarding our compliance with applicable laws;
  changing consumer preferences and demands;
  our reliance upon, or the loss or departure of any member of, our senior management team which could negatively impact our Member relations and operating results;
  the competitive nature of our business;
  regulatory matters governing our products, including potential governmental or regulatory actions concerning the safety or efficacy of our products and network marketing program, including the direct selling market in which we operate;
  legal challenges to our network marketing program;
  risks associated with operating internationally and the effect of economic factors, including foreign exchange, inflation, disruptions or conflicts with our third party importers, pricing and currency devaluation risks, especially in countries such as Venezuela;
  uncertainties relating to the application of transfer pricing, duties, value added taxes, and other tax regulations, and changes thereto;
  uncertainties relating to interpretation and enforcement of legislation in China governing direct selling;
  uncertainties relating to the interpretation, enforcement or amendment of legislation in India governing direct selling;
  our inability to obtain the necessary licenses to expand our direct selling business in China;
  adverse changes in the Chinese economy, Chinese legal system or Chinese governmental policies;
  our dependence on increased penetration of existing markets;
  contractual limitations on our ability to expand our business;
  our reliance on our information technology infrastructure and outside manufacturers;
  the sufficiency of trademarks and other intellectual property rights;
  product concentration;
  changes in tax laws, treaties or regulations, or their interpretation;
  taxation relating to our Members;
  product liability claims;
  whether we will purchase any of our shares in the open markets or otherwise; and
  share price volatility related to, among other things, speculative trading and certain traders shorting our common shares.

We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

RESULTS OF OPERATIONS:

Herbalife Ltd. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	9/30/2014	9/30/2013	9/30/2014	9/30/2013

North America	$223,474	$228,660	$721,935	$697,697
Mexico	143,927	141,243	435,248	419,770
South and Central America	205,211	241,235	653,186	683,112
EMEA	204,428	181,738	642,933	537,609
Asia Pacific	297,896	284,017	884,583	895,003
China	181,228	136,650	487,128	323,238
Worldwide net sales	1,256,164	1,213,543	3,825,013	3,556,429
Cost of Sales (1)	254,941	238,415	763,327	711,616
Gross Profit	1,001,223	975,128	3,061,686	2,844,813
Royalty Overrides	363,859	373,241	1,136,452	1,116,821
Selling, General and Administrative Expenses (2)	609,722	409,747	1,573,701	1,174,574
Operating Income	27,642	192,140	351,533	553,418
Interest Expense, net	19,864	4,726	56,231	15,658
Other Expense, net (3)	9,831	-	12,992	-
(Loss) Income before income taxes	(2,053)	187,414	282,310	537,760
Income Taxes	(13,301)	45,464	76,902	133,775
Net Income	11,248	141,950	205,408	403,985

Basic Shares	81,927	102,200	87,754	103,096
Diluted Shares	86,201	107,777	92,619	107,759

Basic EPS	$0.14	$1.39	$2.34	$3.92
Diluted EPS	$0.13	$1.32	$2.22	$3.75

Dividends declared per share	$-	$0.30	$0.30	$0.90

(1) As discussed in Note 2 of the quarterly report on Form 10-Q for the quarter ended September 30, 2014, Cost of Sales includes $7.6 million of inventory write downs related to Venezuela.

(2) As discussed in Note 2 of the quarterly report on Form 10-Q for the quarter ended September 30, 2014, Selling, General and Administrative Expenses includes $17.1 million and $98.0 million pre-tax unfavorable impact related to the remeasurement of Venezuela Bolivar-denominated assets and liabilities at the SICAD I and SICAD II rate, respectively, and $7.0 million loss on Venezuela asset impairment for the three months ended September 30, 2014; and includes $103.4 million and $98.0 million pre-tax unfavorable impact related to the remeasurement of Venezuela Bolivar-denominated assets and liabilities at the SICAD I and SICAD II rate, respectively, and $7.0 million loss on Venezuela asset impairment for the nine months ended September 30, 2014.

(3) As discussed in Note 2 of the quarterly report on Form 10-Q for the quarter ended September 30, 2014, Other Expense, net relates to the impairment of investments in Bolivar-denominated bonds.

Herbalife Ltd. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	Sep 30,	Dec 31,
	2014	2013

ASSETS
Current Assets:
Cash & cash equivalents	$678,134	$972,974
Receivables, net	100,560	100,326
Inventories	367,827	351,201
Prepaid expenses and other current assets	208,589	148,774
Deferred income taxes	81,722	69,845
Total Current Assets	1,436,832	1,643,120

Property, net	358,983	318,860
Deferred compensation plan assets	27,102	26,821
Deferred financing cost, net	23,837	4,896
Other assets	101,730	63,713
Marketing related intangibles and other intangible assets, net	310,524	310,801
Goodwill	105,490	105,490
Total Assets	$2,364,498	$2,473,701

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$93,561	$82,665
Royalty overrides	257,775	266,952
Accrued compensation	85,451	111,905
Accrued expenses	273,074	267,501
Current portion of long-term debt	100,000	81,250
Advance sales deposits	89,499	68,079
Income taxes payable	28,674	43,826
Total Current Liabilities	928,034	922,178

Non-current liabilities
Long-term debt, net of current portion	1,727,919	850,019
Deferred compensation plan liability	41,805	37,226
Deferred income taxes	25,719	66,026
Other non-current liabilities	61,582	46,806
Total Liabilities	2,785,059	1,922,255

Contingencies

Shareholders' (deficit) equity:
Common shares	92	101
Paid-in capital in excess of par value	406,822	323,860
Accumulated other comprehensive loss	(58,785)	(19,794)
(Accumulated deficit) retained earnings	(768,690)	247,279
Total Shareholders' (Deficit) Equity	(420,561)	551,446

Total Liabilities and Shareholders' (Deficit) Equity	$2,364,498	$2,473,701

Herbalife Ltd. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended
	9/30/2014	9/30/2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$205,408	$403,985
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	69,191	63,207
(Excess) deficiency in tax benefits from share-based payment arrangements	(4,176)	2,586
Share-based compensation expenses	34,431	21,882
Non-cash interest expense	31,179	1,937
Deferred income taxes	(59,022)	(7,532)
Inventory write-downs	17,729	17,536
Unrealized foreign exchange transaction loss (gain)	4,032	585
Foreign exchange loss relating to Venezuela	200,294	15,116
Impairments and write-downs relating to Venezuela	27,514	-
Other	3,060	1,661
Changes in operating assets and liabilities:
Receivables	(5,388)	1,624
Inventories	(58,724)	(37,311)
Prepaid expenses and other current assets	(59,211)	(15,330)
Other assets	(8,794)	(678)
Accounts payable	15,407	8,569
Royalty overrides	4,385	13,959
Accrued expenses and accrued compensation	11,822	65,868
Advance sales deposits	27,446	27,038
Income taxes	(11,665)	(13,313)
Deferred compensation plan liability	4,579	5,595
NET CASH PROVIDED BY OPERATING ACTIVITIES	449,497	576,984
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(139,970)	(91,782)
Proceeds from sale of property, plant and equipment	23	121
Investments in Venezuelan bonds	(11,818)	-
NET CASH USED IN INVESTING ACTIVITIES	(151,765)	(91,661)
CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid	(30,400)	(92,651)
Dividends received	3,416	-
Payments for Capped Call Transactions	(123,825)	-
Borrowings from senior secured credit facility and other debt	-	763,232
Proceeds from senior convertible notes	1,150,000	-
Principal payments on senior secured credit facility and other debt	(56,250)	(300,733)
Issuance costs relating to long-term debt and senior convertible notes	(28,927)	-
Share repurchases	(1,278,420)	(275,821)
Excess (deficiency in) tax benefits from share-based payment arrangements	4,176	(2,586)
Proceeds from exercise of stock options and sale of stock under employee stock purchase plan	2,401	975
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(357,829)	92,416
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(234,743)	(18,725)
NET CHANGE IN CASH AND CASH EQUIVALENTS	(294,840)	559,014
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	972,974	333,534
CASH AND CASH EQUIVALENTS, END OF PERIOD	678,134	892,548
CASH PAID DURING THE PERIOD
Interest paid	$31,512	$18,005
Income taxes paid	$152,698	$163,843
NON CASH ACTIVITIES
Accrued capital expenditures	$10,939	$7,705

SUPPLEMENTAL INFORMATION

SCHEDULE A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited and unreviewed), (Dollars in Thousand, Except Per Share Data)

In addition to its reported results, the Company has included in the tables below adjusted results that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the Company’s reported results, can provide useful supplemental information for investors in analyzing period to period comparisons of the Company’s results.

The following is a reconciliation of net income, presented and reported in accordance with U.S. generally accepted accounting principles, to net income adjusted for certain items:

	Three Months Ended		Nine Months Ended
	9/30/14	9/30/13	9/30/14	9/30/13
	(in thousands)

Net income, as reported	$11,248	$141,950	$205,408	$403,985
Remeasurement and impairment losses relating to Venezuela (1)(2)	83,717	12	152,878	8,319
Expenses incurred responding to attacks on the Company's business model (1)(3)	4,543	5,485	13,459	20,589
Expenses incurred for the re-audit of 2010 to 2012 financial statements (1)(4)	-	4,640	-	7,301
Expenses related to the FTC inquiry (1)(5)	2,776	-	6,541	-
Expenses incurred for the recovery of re-audit fees (1)(6)	(33)	-	378	-
Non-cash interest expense and amortization of non-cash issuance costs (7)	9,927	-	25,936	-
Legal reserve for the Bostick case (1)(8)	11,279	-	11,279	-
Impairment of newly acquired defective manufacturing equipment (1)(9)	1,651	-	1,651	-
Net income, as adjusted	$125,108	$152,087	$417,530	$440,194

The following is a reconciliation of diluted earnings per share, presented and reported in accordance with U.S. generally accepted accounting principles, to diluted earnings per share adjusted for certain items:

	Three Months Ended		Nine Months Ended
	9/30/14	9/30/13	9/30/14	9/30/13

Diluted earnings per share, as reported	$0.13	$1.32	$2.22	$3.75
Remeasurement loss relating to Venezuela (1)(2)	0.97	-	1.65	0.08
Expenses incurred responding to attacks on the Company's business model (1)(3)	0.05	0.05	0.15	0.19
Expenses incurred for the re-audit of 2010 to 2012 financial statements (1)(4)	-	0.04	-	0.07
Expenses related to the FTC inquiry (1)(5)	0.03	-	0.07	-
Expenses incurred for the recovery of re-audit fees (1)(6)	-	-	-	-
Non-cash interest expense and amortization of non-cash issuance costs (7)	0.12	-	0.28	-
Legal reserve for the Bostick case (1)(8)	0.13	-	0.12	-
Impairment of newly acquired defective manufacturing equipment (1)(9)	0.02	-	0.02	-
Diluted earnings per share, as adjusted (10)	$1.45	$1.41	$4.51	$4.08

(1) Based on interim income tax reporting rules, these expenses are not considered discrete items. As a result, the Company's full year effective tax rate is impacted by these items. When applying the full year effective tax rate to year-to-date income, the Company's year-to-date tax provision recorded with respect to these non-GAAP adjustments is different from the forecasted full-year tax provision impact of these items. As a consequence, adjustments to the year-to-date and quarterly tax impacts will be recorded as the adjusted full year effective tax rate is applied to income in subsequent periods. Additionally, adjustments to items unrelated to these non-GAAP adjustments may have an effect on the income tax impact of these non-GAAP adjustments in subsequent periods. The Company plans to update the income tax impact of these items in subsequent interim reporting periods.

(2) Net of $55,801 and $(12) tax benefit for the three months ended Sept. 30, 2014 and 2013, respectively; and net of $76,118 and $6,796 tax benefit for the nine months ended Sept. 30, 2014 and 2013, respectively.

(3) Net of $1,461 and $773 tax benefit for the three months ended Sept. 30, 2014 and 2013, respectively; and net of $4,827 and $3,241 tax benefit for the nine months ended Sept. 30, 2014 and 2013, respectively.

(4) Net of $1,533 and $2,329 tax benefit for the three and nine months ended Sept. 30, 2013, respectively.
(5) Net of $1,817 and $4,095 tax benefit for the three and nine months ended Sept. 30, 2014, respectively.
(6) Net of $93 and $96 tax benefit for the three and nine months ended Sept. 30, 2014, respectively.
(7) Relates to non-cash expense on our convertible notes and prepaid forward share repurchase contract.
(8) Net of $6,221 tax benefit for the three and nine months ended Sept. 30, 2014.
(9) Net of $913 tax benefit for the three and nine months ended Sept. 30, 2014.
(10) Amounts may not total due to rounding.

The following is a reconciliation of total long-term debt to net debt:

	9/30/14	12/31/13

Total long-term debt (current and long-term portion)	$1,827,919	$931,269
Less: Cash and cash equivalents	678,134	972,974
Net debt	$1,149,785	$(41,705)

CONTACT:
Herbalife Ltd.
Media Contact:
Julian Cacchioli
VP, Worldwide Corp. Comm.
213-745-0519
or
Investor Contact:
Amy Greene
SVP, Investor Relations
213-745-0474